Exhibit 99.1

Statement from HP Inc.
March 28, 2018

HP Mourns the Loss of Jon Flaxman, Chief Operating Officer

It is with a heavy heart that we announce the passing of Jon Flaxman, HP Inc. Chief Operating Officer, who died peacefully with his family by his side early this morning.

Jon joined HP in 1981 and during his 36+ year tenure, touched many lives and created a lasting impact on our business, our partners and our organization. He will be deeply missed. His impact made him one of the rare and defining leaders in HP’s prestigious history. With all of his achievements, his greatest source of pride and accomplishment was his family and he is survived by his wife and three children.

To honor his legacy, HP and the Flaxman family have established a scholarship fund in Jon and his wife Lauri’s name at his alma mater, Washington University’s Olin School of Business in St. Louis, MO. Jon was a proud graduate of the Olin School of Business and passionate about working with students of all backgrounds. While he provided tuition to a group of undergraduates, his support extended far beyond financial. Jon worked closely with students individually to help them achieve their academic and professional goals. He was always accessible to provide career advice and welcomed many students to HP. He always left students with the same message: pay it forward.

For those interested in making a contribution, click on the Washington University in St. Louis endowment page and following these steps: I want to support: Olin Business School and select “Olin Business School Scholarships;” Gift details: Check the box that says: This gift is a tribute in honor or memory of someone and enter: “Jon and Lauri Flaxman HP Inc. Endowed Scholarship Fund” in the designation section. We know Jon would be proud that students will continue to have the financial ability to pursue their dreams.
“We will miss Jon deeply and are indebted to him for his leadership, integrity and vision for HP’s future. His spirit and memory will continue to drive us forward, and for that we are thankful. May Jon’s memory be a blessing to all of us,” said Dion Weisler, President and Chief Executive Officer, HP Inc.

A memorial service will be held for Jon on March 29 at 5:00 pm PT at Congregation Beth Am in Los Altos Hills (26790 Arastradero Rd, Los Altos Hills, CA).